Exhibit 4.15

Number 235 of the Roll of Deeds for 2006

Negotiated

at Frankfurt am Main on August 22, 2006.

Before the undersigned Notary

Johann-Andreas Rossbach

with offices at
Schaumainkai 101-103 in Frankfurt am Main

who upon the request of the parties to this negotiation had visited the law offices of Messrs. Hengeler Mueller at Bockenheimer Landstr, 51 in 60325 Frankfurt am Main,

appeared today:

1.                         Dr. Sebastian Biedenkopf, Attorney-at-Law,
business address Überseering 18, 22297 Hamburg,

acting not in his own name but as authorized representative of:

TCHIBO Holding Aktiengesellschaft,
Überseering 18, 22297 Hamburg;

- Seller -

on the basis of a power of attorney dated August 21, 2006, the original of which was presented during notarization and is attached hereto as EXHIBIT.

2.                         Dr. Hans Schoneweg, Attorney-at-Law,
business address c/o Allen & Overy LLP, Kehrwieder 12, 20457 Hamburg,

acting not in his own name but as authorized representative of

a)                        Reemtsma Cigarettenfabriken GmbH,
Max-Born-Str. 4, 22761 Hamburg,

- Buyer -

on the basis of a power of attorney dated August 14, 2006, the original of which was presented during notarization and a certified copy of which is attached hereto as EXHIBIT.

b)                        IMPERIAL TOBACCO GROUP PLC,
P.O. Box 244, Upton Road, Bristol BS99 7UJ,

- Guarantor -

on the basis of a power of attorney dated August 14, 2006, the original of which was presented during notarization and a certified copy of which is attached hereto as EXHIBIT.

The person who had appeared ad 1 proved his identity by presenting his valid identity card with a facial photograph to the Notary.

The person who had appeared ad 2 is personally known to the notary.

The persons who had appeared stated that each of them was acting hereinbelow without assuming any personal liability.

Asked as to a prior involvement of the Notary or one of his associates in the matter which is the subject of this recording other than acting as a notary (§ 3 subpara 1 No: 7 German Act on the Recording of Documents) the persons who had appeared stated that this was not the case.

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The persons who had appeared stated that they have agreed to request that this negotiation be conducted and that this Deed be recorded in the English language and that they had sufficient knowledge of the English language to follow the negotiation in this language. The Notary who is in command of the English language convinced himself in a conversation with the persons who had appeared that same had sufficient knowledge of the English language and accepted their request.

The persons who had appeared further stated that the documents that will be referred to as Schedules of the share purchase agreement between their principals relating to the sale and purchase of all of the shares in

CODE Kaffee-Handelsgesellschaft mbH, Hamburg
COMPLEMENTA Vermögensverwaltung GmbH, Hamburg
Zida AG, Klosters (Switzerland)

that is the subject of the recording in this present Deed and that itself will become an exhibit to this Deed (“the Share Purchase Agreement”), had been prerecorded in a separate Deed prior to this negotiation dated August 22, 2006, under Deed Roll No. 234/2006, of the Notary, (the “Reference Deed”). The original of the Reference Deed is present and available for inspection during the recording of this Deed.

The persons who had appeared stated that they had full knowledge of the Reference Deed. Following respective advice of the Notary, the persons who had appeared further stated that they are waiving the right to have the Reference Deed read out to them and that they are also waiving the right to have a copy of the Reference Deed attached as an exhibit to this Deed and that they rather incorporate the documents which are the Schedules to this Deed by way of reference to the Reference Deed. The Notary explained the meaning of making such reference.

Upon these premises, the persons who had appeared requested the Notary to record the

SHARE PURCHASE AGREEMENT

which they submitted to the Notary to become part of this negotiation and to be attached to this Deed as Exhibit I.

The persons who had appeared further stated that Schedule 4.2 (a) in the Reference shall be replaced by the revised Schedule 4.2 (a) that is submitted to as Exhibit II.

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The persons who had appeared further stated that the attachments (Beilagen) to the Due Diligence Marken DAVIDOFF und ZINO in Bezug auf Zigaretten Unterlagen und Informationen Dr. Meisser are in the following order in the Reference Deed:

No 14	(6 pages)
No 18	(2 pages)
No 14a	(7 pages)
No 11	(20 pages)
No 15	(19 pages)
No 19	(1 page)
No 12	(3 pages)
No 16	(6 pages)
No 20	(18 pages)
No 13a	(2 pages)
No 13b	(2 pages)
No 17	(3 pages)

Geheimhaltungserklärung (5 pages)

This recording was interrupted on August 22, 2006 at 22:05 hours local time and was resumed on August 23, 2006 at 9:22 hours local time.

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This protocol including Exhibit I and Exhibit II was read to the persons who had appeared; the protocol and the exhibits were approved by the persons who had appeared and the protocol was signed by them and the acting Notary in their own hands as follows:

[Illegible]

TCHIBO HOLDING
ARTIENGESELLSCHAFT

Wir, die unterzeichnete Tchibo Holding AG, bevollmächtigen hiermit

Herrn Dr. Sebastian Biedenkopf,
 geschäftsansässig Überseering 18, 22297 Hamburg

in unserem Namen einen Vertrag über den Verkauf sämtlicher Geschäftsanteile an der CODE Kaffee-Handelsgesellschaft mbH, Hamburg, der COMPLEMENTA Vermögensverwaltung GmbH, Hamburg und der Zida AG, Klosters, Schweiz, abzuschlieBen (das “Share Purchase Agreement”).

Herr Dr. Biedenkopf ist berechtigt, die Bedingungen des Share Purchase Agreement auszuhandeln und in unserem Namen sämtliche weiteren Verträge und Vereinbarungen abzuschlieBen, Handlungen vorzunehmen und Erklärungen abzugeben und entgegenzunehmen, die im Zusammenhang mit dem Share Purchase Agreement und seiner Durchführung erforderlich oder zweckmäBig sind. Dies umfasst auch Vereinbarungen betreffend die Zigarettenmarken “Davidoff” und “Zino” mit der Oettinger lmex AG und/oder der Zino Davidoff S.A. und/oder mit diesen Gesellschaften verbundenen Unternehmen.

Herr Dr. Biedenkopf ist berechtigt, Untervollmacht zu erteilen.

Hamburg, 21, August 2006

Tchibo Holding AG
durch:

/s/ Dr. Arno Mahlert	/s/ ppa. Dr. Thorsten Ohm
Dr. Arno Mahlert	ppa. Dr. Thorsten Ohm

TCHIBO HOLDING ARTIENGESELLSCHAFT ÜBERSEERING 18 22297 HAMBURG TELELON (040)6387-0
SITZ:HAMBURG AMTSCHRICHT HAMBURG HRB 21337
VORTSTAND: DIETER AMMER (VORSITZENDER) DR ARNO MAHLERT VORSITZENDER DES [ILLEGIBLE]

Beglaubigte Fotokopie

POWER OF ATTORNEY

This power of attorney is made on 14 August 2006 by Reemtsma Cigarettenfabriken GmbH, whose registered office is at Max-Born-Strasse 4, 22297 Hamburg, Germany, registered with the commercial register of the local court of Hamburg under HR B 51 53 (the Company).

The Company hereby appoints each of:

Robert Dyrbus of P.O Box 224, Upton Road, Bristol, BS99 7UJ, UK;

Frank Rogerson of P.O Box 224, Upton Road, Bristol, BS99 7UJ, UK;

Matthew Phillips of P.O Box 224, Upton Road, Bristol, BS99 7UJ, UK;

Alan Porter of P.O Box 224, Upton Road, Bristol, BS99 7UJ, UK;

Conrad Tate of P.O Box 224, Upton Road, Bristol, BS99 7UJ, UK;

Jeremy Parr of Allen & Overy LLP, One New Change, London EC4M 9QQ, UK;

Dr Hans Schoneweg of Allen & Overy LLP, Kehrwieder 12, 20457 Hamburg, Germany;

Christine Bader of Allen & Overy LLP, Kehrwieder 12, 20457 Hamburg, Germany;

Dr Alessandro L. Celli of Froriep Renggli, Bellerivestr. 201 CH-8034, Zürich, Switzerland; and

Nicola Benz of Froriep Renggli, Bellerivestr. 201 CH-8034, Zürich, Switzerland,

to be its attorney (each an Attorney and together the Attorneys) with sole power to represent it in relation to the following:

(a)       to sign, execute, deliver and receive on the Company’s behalf in whatever manner required any document, contract, deed or thing lawfully necessary to effect the proposed acquisition by the Company of one hundred per cent. (100%) of the issued shares of CODE Kaffee-Handelsgesellschaft mbH (Code), COMPLEMENTA Vermögensverwaltung GmbH (Complementa) and Zida AG (Zida) (Code, Complementa and Zida together the Target Companies), (the Transaction) including, but not limited to:

(i)        the share purchase agreement made between Tchibo Holding Aktiengesellschaft (Tchibo), the Company and Imperial Tobacco Group Plc (ITG) pursuant to which the Company and, indirectly, ITG will acquire the shares of the Target Companies;

(ii)       the agreements pursuant to which the shares in the Target Companies will be transferred by Tchibo to the Company and, indirectly, to ITG;

(iii)      the co-brand owners agreement made between Oettinger Imex AG (Oettinger), Davidoff & Cie S.A (Davidoff & Cie), Davidoff Trademark Extension BV (Davidoff Trademark), Athena IP Vermögensverwaltung GmbH & Co. KG, Lizino Vermögensverwaltung GmbH & Co. KG, the Company and ITG (the Co-Brand Owners Agreement);

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(iv)     a delimitation agreement made between Athena IP Vermögensverwaltung GmbH & Co. KG, Lizino Vermögensverwaltung GmbH & Co. KG, the Company and Zino Davidoff S.A (the Delimitation Agreement);

(v)      the escrow letter in respect of the Co-Brand Owners Agreement and made between Oettinger, Davidoff & Cie, Davidoff Tradmark, the Company and ITG; and

(vi)     the escrow letter in respect of the Delimitation Agreement and made between the Company and Zino Davidoff S.A.,

and any other document required in connection with the Transaction or any of the documents set out in paragraphs (a)(i) to (vi) (together the Transaction Documents), in each case in such form as the Attorney in his or her absolute discretion may reasonable deem necessary or desirable;

(b)       to do or cause to be done all such acts and things as the Attorney in his or her absolute discretion may reasonably deem necessary or desirable in order to carry out and give effect to the Transaction or any related matter including but not limited to agreeing any amendments to the Transaction Documents; and

(c)       to exercise any and all rights as (future) shareholder of Code, Zida and Complementa, including, but not limited to voting at shareholder’s meetings,

The Company undertakes to ratify whatever an Attorney may do in its name or on its behalf in exercising the powers contained in this document and to indemnify the Attorney against any loss incurred by him in connection with anything lawfully done by him in the exercise or the purported exercise of the powers contained in this document, except for any loss which would not have arisen but for the fraud of the Attorney.

Each Attorney is released from the restrictions of § 181 of the German Civil Code. They are each authorised to grant a substitute power of attorney and to release the delegates from the restrictions of § 181 of the German Civil Code.

This Power of Attorney is revocable at any time.

This Power of Attorney shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

	/s/ Richard Gretler		/s/ Peter Ohlinger
For:	Reemtsma Cigarettenfabriken GmbH	For:	Reemtsma Cigarettenfabriken GmbH
By:	Richard Gretler	By:	Peter Ohlinger
Function:	Managing Director	Function: Authorised Officer

Die Ubereinstimmung dieser Fotokopie mit der Urschrift wird beglaubigt
Frankfurt am Main, 22 Aug, 2006

Rossbach, Notar

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Beglaubigte FotoKopie

NOTARIAL CONFIRMATION

I, Andrew Duncan McCallum Gregg, of the City and County of Bristol England notary public by Royal authority admitted and sworn and practicing in the said City and County do: -

HEREBY CERTIFY AND ATTEST AS FOLLOWS:

THAT I have inspected the corporate documents of IMPERIAL TOBACCO GROUP PLC kept at the Companies Registry of England and Wales (as required by law or otherwise) and that, on the basis of said inspection, I have determined the following:

THAT Gareth Davis and Robert Dyrbus are fully authorised, acting in accordance with the company’s Articles of Association to validly execute the attached power of attorney dated 14 August 2006 on behalf of IMPERIAL TOBACCO GROUP PLC, a company validly incorporated and duly existing under the laws of England and Wales, having its registered office at P.O. Box 224, Upton Road, Bristol, BS99 7UJ, England, registered in the Company Registry under number 3236483.

IN WITNESS WHEREOF I have hereunto set my hand and seal in Bristol, this 14 day of August, 2006.

/s/ Andrew Gregg
ANDREW GREGG
NOTARY PUBLIC
7 QUEEN SQUARE
BRISTOL
BS1 4JE
Tel : (0117)9069400

Andrew Gregg, Notary Public, 7 Queen Square Bristol BS1 4JE; DX: 7845 Bristol
Tel: 0117 906 9400; Fax: 0117 906 9401;
Web: www.glwrh.co.uk; Email: andrew.gregg@glwrh.co.uk;

This power of attorney

number 03236483) [illegible]

7 UJ (the [illegible]

APOSTILLE

(Hague Convention of 5 October 1961 / Convention de La Haye du 5 octobre 1961)

UNITED KINGDOM OF GREAT BRITAIN AND NORTHERN IRELAND

1.	Country: United Kingdom of Great Britain and Northern Ireland
Pays: Royaume-Uni de Grande-Bretagne et d’Irlande du Nord

This public document / Le présent acte public

2.	Has been signed by	Andrew D McCallum Gregg
a été signé par

3.	Acting in the capacity of	Notary Public
agissant en qualité de

4.	Bears the seal/stamp of	The Said Notary Public
est revétu du sceau/timbre de

Certified/Attesté
5.	at London/á Londres	6. the/le	15 August 2006

7.	by Her Majesty’s Principal Secretary of State for Foreign and Commonwealth Affairs /
par le Secrétaire d’Etat Principal de Sa Majesté aux Affaires Etrangéres et du Commonwealth

8.	Number/sous No	H111122

9.	Stamp:	10. Signature: J. Thethy
timbre:

/s/ J. Thethy
For the Secretary of State / Pour le Secrétaire d’Etat

If this document is to be used in a country which is not party to the Hague Convention of 5 October 1961, it should be presented to the consular section of the mission representing that country An apostille or legalisation certificate only confirms that the signature, seal or stamp on the document is genuine. It does not mean that the contents of the document are correct or that the Foreign & Commonwealth Office approves of the contents

POWER OF ATTORNEY

This power of attorney is made on 14 August 2006 by Imperial Tobacco Group PLC (registered number 03236483) whose registered office is at P.O. Box 244, Upton Road, Southville, Bristol, BS99 7UJ (the Company).

The Company hereby appoints each of:

Robert Dyrbus of P.O Box 224, Upton Road, Bristol, BS99 7UJ;

Frank Rogerson of P.O Box 224, Upton Road, Bristol, BS99 7UJ;

Matthew Phillips of P.O Box 224, Upton Road, Bristol, BS99 7UJ;

Alan Porter of P.O Box 224, Upton Road, Bristol, BS99 7UJ;

Conrad Tate of P.O Box 224, Upton Road, Bristol, BS99 7UJ;

Jeremy Parr of Allen & Overy LLP, One New Change, London EC4M 9QQ;

Dr Hans Schoenweg of Allen & Overy LLP, Kehrwieder 12, 20457 Hamburg, Germany;

Christine Bader of Allen & Overy LLP, Kehrwieder 12, 20457 Hamburg, Germany;

Dr Alessandro L. Celli of Froriep Renggli, Bellerivestr. 201 CH-8034, Zürich, Switzerland; and

Nicola Benz of Froriep Renggli, Bellerivestr. 201 CH-8034, Zürich, Switzerland,

jointly and severally to be its attorney (each the Attorney) with the full power and authority of the Company in relation to the following:

(a)                     to sign, execute, receive and deliver on the Company’s behalf in whatever manner required any document, contract, deed or thing lawfully necessary to effect the proposed acquisition by Reemtsma Cigarettenfabriken GmbH (the Buyer) of one hundred per cent. (100%) of the issued shares of CODE Kaffee-Handelsgesellschaft mbH (Code), COMPLEMENTA Vermögensverwaltung GmbH (Complementa) and Zida AG (Zida) (Code, Complementa and Zida together the Target Companies), (the Transaction) including, but not limited to:

(i)                       the share purchase agreement made between Tchibo Holding Aktiengesellschaft (Tchibo), the Buyer and the Company pursuant to which the Buyer and, indirectly, the Company will acquire the shares of the Target Companies;

(ii)                    the agreements pursuant to which the shares in the Target Companies will be transferred by Tchibo to the Buyer and, indirectly, to the Company;

(iii)                 the co-brand owners agreement made between Oettinger Imex AG (Oettinger), Davidoff & Cie S.A (Davidoff & Cie), Davidoff Trademark Extension BV (Davidoff Trademark), Athena IP Vermögensverwaltung GmbH & Co. KG, Lizino Vermögensverwaltung GmbH & Co. KG, the Buyer and the Company (the Co-Brand Owners Agreement);

(iv)     a delimitation agreement made between Athena IP Vermögensverwaltung GmbH & Co. KG, Lizino Vermögensverwaltung GmbH & Co. KG, the Buyer and Zino Davidoff S.A (the Delimitation Agreement);and

(v)      the escrow letter in respect of the Co-Brand Owners Agreement and made between Oettinger, Davidoff & Cie, Davidoff Tradmark, the Buyer and the Company,

and any other document required in connection with the Transaction or any of the documents set out in paragraphs (a)(i) to (v) (together the Transaction Documents),in each case in such form as the Attorney in his or her absolute discretion may reasonably deem necessary or desirable.

(b)                    to do or cause to be done all such acts and things as the Attorney in his or her absolute discretion may reasonably deem necessary or desirable in order to carry out and give effect to the Transaction or any related matter including but not limited to agreeing any amendments to the Transaction Documents.

The Company undertakes to ratify whatever an Attorney may do in its name or on its behalf in exercising the powers contained in this document and to indemnify the Attorney against any loss incurred by him in connection with anything lawfully done by him in the exercise or the purported exercise of the powers contained in this document, except for any loss which would not have arisen but for the fraud of the Attorney.

Unless revoked earlier, this appointment will terminate on 31 December 2006.

This power of attorney is governed by English law.

IN WITNESS of which this power of attorney has been executed as a deed and has been delivered on the date which first appears above.

Executed as a deed by	)
Imperial Tobacco Group PLC	)
acting by	)
and	)

/s/ G Davis	/s/ R Dyrbus
G Davis	R Dyrbus
Director	Director

/s/ Andrew Gregg
Andrew Gregg.
ANDREW GREGG
NOTARY PUBLIC
7 QUEEN SQUARE
BRISTOL
BS1 4JE
Tel: (0117)9069400

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Die Übereinstimmung dieser Fotokopie
mit der Urschrift wird beglaubigt.

Frankfurt am Main, 22. Aug. 2006

[ILLEGIBLE]
Bossbach, Notar

SHARE PURCHASE AGREEMENT

between

1.	TCHIBO Holding Aktiengesellschaft
Überseering 18
22297 Hamburg
- hereinafter “Seller” -
on the one hand

and

2.	Reemtsma Cigarettenfabriken GmbH
Max-Born-Str. 4
22761 Hamburg

- hereinafter “Buyer” -

3.	IMPERIAL TOBACCO GROUP PLC
P.O. Box 244, Upton Road
Bristol BS99 7UJ

hereinafter “Guarantor” -

on the other hand.

Seller and Buyer and Guarantor are hereinafter also referred to as “Party” and, collectively, as the “Parties”.

9.3	Authorization of Seller, Non-Contravention, Insolvency	19
9.4	Financial Statements	20
9.5	Business Activities, No undisclosed liabilities	20
9.6	Intellectual Property Rights	21
9.7	Agreements	22
9.8	Governmental Approvals, Compliance with Law, Grants	23
9.9	Litigation	23
9.10	Employees and the Labour Matters	24
9.11	Finders’ Fees	24
9.12	Balances with Tchibo	24
9.13	Conduct of Business since 1 January 2006	24
9.14	Real Property	25
9.15	No Other Representations and Warranties	25
Article 10 Representations and Warranties of Buyer		25
10.1	Authorization of Buyer, Non-Contravention	26
10.2	Litigation	26
10.3	Financial Capability	26
10.4	Finders’Fees	27
10.5	No Knowledge of Breach	27
Article 11 Covenants		27
11.1	Conduct of Business until Closing	27
11.2	Access to Information	28
11.3	Resignations	28
11.4	Confidentiality/Public Announcement	28
11.5	Filings under Merger Control Laws; Other Regulatory Requirements	29
11.6	Payment of Reemtsma license fee/Distribution of Cash	29
11.7	Transfer of patents relating to coffee business	30
11.8	Reemtsma License Agreement/License Fees	30
Article 12 Indemnification by Seller		31
Article 13 Indemnification by Buyer		34
Article 14 Limitation Periods		34
Article 15 Indemnification Procedures		35
Article 16 No Additional Rights or Remedies		37
Article 17 Taxes		38
17.1	Definitions	38
17.2	Tax Representations	38

17.3	Preparation of Tax Returns and Payment of Tax	39
17.4	Tax Refunds	39
17.5	Tax Indemnification	39
17.6	Indemnification Procedures	40
17.7	Limitation Period	41
17.8	Cooperation on Tax Matters	41
Article 18 Assignment		42
Articlel9 Costs		42
19.1	Transfer taxes, other charges, etc	42
19.2	Merger Control Laws, other Regulatory Requirements	42
19.3	Advisors	43
Article 20 Entire Agreement/Written Form		43
Article 21 Severability		43
Article 22 Notices		43
Article 23 Guarantee		44
Article 24 interpretation / Schedules / Miscellaneous		44
Article 25 Governing Law / Jurisdiction		45

List of Schedules:

Schedule 4.2 (a)	Estimated Net Cash
Schedule 5.1 (a)	Athena Trust Agreement
Schedule 5.1 (b)	Lizino Trust Agreement
Schedule 5.1 (c)	Zida license arrangements
Schedule 6	Reemtsma License Agreement
Schedule 8.2 (i)	Form of notarial deed re. transfer of Sold Share I and II
Schedule 8.2 (ii)	Form of transfer document re. transfer of Sold Shares III
Schedule 8.2 (v)	Draft closing protocol
Schedule 9.5 (a)	List of business activities
Schedule 9.5 (b)	Liabilities
Schedule 9.6 (c)	Owned Intellectual Property Rights
Schedule 9.6 (f)	Disclosure re. breach of Owned Intellectual Property Rights
Schedule 9.6 (g)	Disclosure re. violation of third party rights
Schedule 9.6 (h)	Disclosure re. encumbrances of Intellectual Property Rights
Schedule 9.6 (i)	Rights re. Owned Intellectual Property Rights granted to third party
Schedule 9.7 (a)	List of agreements to which Companies and Subsidiaries are a party
Schedule 9.7 (b)	Disclosure re. Material Agreements
Schedule 9.7 (c)	Disclosure re. early or additional payments under Material Agreements
Schedule 9.8 (b)	Disclosure re. compliance
Schedule 9.9 (a)	Disclosure re. litigation
Schedule 9.9 (b)	Disclosure re. investigations
Schedule 9.12	Outstanding credit or debit balances of any member of the CODE Group with members of Seller’s group
Schedule 9.13	Disclosure re. conduct of business since 1 January 2006

Schedule 11.1	Disclosure re. conduct of business until Closing
Schedule 11.3	List of resigning persons
Schedule 11.7	List of patents divested as of Closing
Schedule 12.6 (c)	Certain Territories
Schedule 17.2 (a)	Disclosure re. tax obligations
Schedule 24.5	List of persons relevant for Seller’s or Buyer’s knowledge

Preamble

1.         Seller is the owner of 100% of the issued shares of CODE Kaffee-Handelsgesellschaft mbH, Hamburg, COMPLEMENTA Vermögensverwaltung GmbH, Hamburg, and Zida AG, Klosters (Switzerland) (CODE Kaffee-Handelsgesellschaft mbH the “Company”, COMPLEMENTA Vermögensverwaltung GmbH the “General Partner”, Zida AG “Zida”, and the Company, the General Partner and Zida together the “Companies”).

2.         Seller desires to sell 100% of the issued shares in the Companies to Buyer, and Buyer desires to purchase such shares in the Companies, upon the terms and subject to the conditions hereinafter set out.

The Parties hereto agree as follows:

Article 1
Definitions

For the purposes of this Agreement, each of the following terms is defined in the article or section set out opposite such term:

Accrued Reemtsma License Fee	Section 11.8 (c)
Athena	Section 2.4 (a) (i)
Athena Trust Agreement	Section 5.1 (a)
BGB	Section 12.9
Business Day	Section 3.2
Buyer	Introduction
Cash	Section 4.6 (a) (i)
Closing	Section 8.1
Closing Condition	Section 7.1 (a)
Closing Date	Section 8.1
Closing Payment	Section 4.2 (a)
CODE Group	Section 2.4 (b)
Companies	Preamble
Company	Preamble
Davidoff Trademark	Section 5.1 (a)
Encumbrances	Section 9.2 (a)
Estimated Net Cash	Section 4.2 (a) (ii)
General Partner	Preamble
Governmental Permits	Section 9.8 (a)
Guarantor	Introduction
GWB	Section 7.1 (a)
Indemnifiable Tax	Section 17.1
Indemnified Party	Section 15.1
Indemnifying Party	Section 15.1

Intellectual Property Rights	Section 9.6 (a)
HGB	Section 2.4 (a) (i)
Lizino	Section 2.4 (a) (ii)
Lizino Trust Agreement	Section 5.1 (b)
Material Agreements	Section 9.7 (b)
Meisser Claim	Section 4.6 (b)
Meisser Prepayment	Section 4.6 (b)
Net Cash	Section 4.6 (a)
Nominee	Section 3.2
Owned Intellectual Property Rights	Section 9.6 (c)
Parties	Introduction
Party	Introduction
Pre Closing Tax Period	Section 17.1
Purchase Price	Section 4.1
Reemtsma License Agreement	Section 6
Seller	Introduction
Sold Shares	Section 2.3 (c)
Sold Share I	Section 2.3 (a)
Sold Share II	Section 2.3 (b)
Sold Shares III	Section 2.3 (c)
Subsidiaries	Section 2.4 (b)
Trademark Agreement	Section 5.3
Tax	Section 17.1
Taxing Authority	Section 17.1
Tax Loss	Section 17.5 (a)
Tax Refund	.Section 17.4 (a)
Working Day	Section 3.2
Zida	Preamble
Zino Trademark	Section 5.1 (b)

Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

Article 2
The Companies

2.1      Registration, Activities

(a)       The Company is a German Gesellschaft mit beschränkter Haftung with business address at Überseering 18, 22297 Hamburg. It is registered in the commercial register of the local court (Amtsgericht) Hamburg, under the number HR B 30760. The Company acts as a holding company for two limited partnerships as set out below.

(b)      The General Partner is a German Gesellschaft mit beschränkter Haftung with business address at Überseering 18, 22297 Hamburg. It is registered in the commercial register of the local court (Amtsgericht) Hamburg, under the number HR B 85822. The General Partner acts as general partner for two limited partnerships as set out below.

(c)       Zida is a Swiss Aktiengesellschaft with business address c/o Meisser & Partner, Bahnhofstrasse 8, CH-7250 Klosters. It is registered in the commercial register Graubünden/Switzerland, under the number CH-350.3.007.884-3.

2.2      Share Capital

(a)       The registered nominal share capital of the Company amounts to EUR 26,000 in the aggregate.

(b)      The registered nominal share capital of the General Partner amounts to EUR 25,000 in the aggregate.

(c)       The registered nominal share capital of Zida amounts to CHF 100,000.

2.3      Sold Shares

(a)       Seller holds 1 share (Geschäftsanteil) in the Company in the nominal amount of EUR 26,000, being 100% of the registered share capital (such share the “Sold Share I”).

(b)      Seller holds 1 share (Geschäftsanteil) in the General Partner in the nominal amount of EUR 25,000, being 100% of the registered share capital (such share the “Sold Share II”).

(c)       Seller holds 100 bearer shares (Inhaberaktien) in Zida in the nominal amount of CHF 1,000 each, being in the aggregate 100% of the registered share capital (such shares collectively, the “Sold Shares III”, and together with the Sold Share I and the Sold Share II, the “Sold Shares”). No share certificate has been issued.

2.4      Subsidiaries

(a)       The Company is the only limited partner (Kommanditist) holding 100% of the fixed share capital, and the General Partner is the only general partner (Komplementär) holding 0% of the fixed share capital, of each of the following limited partnerships (Kommanditgesellschaften):

(i)        Athena IP Vermögensverwaltung GmbH & Co. KG, registered in the commercial register of the local court (Amtsgericht) Hamburg, under the number HR A 98129, with a registered contribution (Einlage pursuant to Section 172 para. 1 of the German Commercial Code (Handelsgesetzbuch - “HGB”)) of EUR 100,000 (“Athena”), and

(ii)       LIZINO Vermögensverwaltung GmbH & Co. KG, registered in the commercial register of the local court (Amtsgericht) Hamburg, under the number HR A 98042, with a registered contribution (Einlage pursuant to Section 172 para. 1 HGB) of EUR 100,000 (“Lizino”).

(b)      Athena and Lizino are collectively referred to as the “Subsidiaries”. The Companies and the Subsidiaries are hereinafter collectively referred to as the “CODE Group”.

Article 3
Purchase and Sale of the Sold Shares

3.1      Agreement to Sell and Purchase

Upon the terms and subject to the conditions of this Agreement, Seller hereby sells to Buyer and Buyer hereby purchases from Seller, the Sold Shares.

3.2      Buyer’s Nomination Right

Buyer shall be entitled to nominate one or more of the directly or indirectly wholly-owned subsidiaries of Guarantor (each a “Nominee”) to acquire title to the Sold Shares (but not more than one Nominee per each of the Companies). Such nomination shall be made in writing to Seller at least two Business Days prior to the Closing (as defined below) and, if the Nominee is not an entity incorporated and domiciled in Germany, such nomination shall include the valid and binding appointment of an agent for service of process for such Nominee, Upon such nomination, without prejudice to Buyer’s remaining joint and several liability, each Nominee shall assume all rights and obligations, and shall assume the position, of Buyer hereunder (Vertragsübernahme), including by being entitled to assert claims under the representations and warranties in Article 9, with respect to such portion of the Sold Shares for which the respective Nominee is nominated. If as a result of such nomination more than one person acquires title to the Sold Shares, all such acquirers shall be joint creditors (Gesamtgläubiger) with respect to all of their rights hereunder and, save as provided in the following sentence, several debtors (Teilschuldner) with respect to all of their obligations hereunder. Buyer shall in any event remain jointly and severally liable (Gesamtschuldner) with each Nominee for the prompt performance of all obligations of such Nominee(s) hereunder.

For the purpose of this Agreement, “Business Day”or “Working Day” means any day on which the banks are open for business in Frankfurt am Main, Germany, and London, England.

3.3      Share Transfer

At Closing, Seller shall assign and transfer to Buyer (or the Nominee(s), as the case may be) the Sold Shares in accordance with Article 8.

3.4      Dividend Rights, etc.

(a)                    The Sold Shares shall be sold and transferred with all rights and obligations pertaining thereto including, in particular, the right to receive all profits of the Companies for the fiscal year ending after 1 January 2006 and all subsequent periods.

(b)                   Subject to Section 11.6, Buyer shall also be entitled to receive all profits of the Companies for the fiscal years 2005 and before, which have not been distributed prior to the date hereof.

3.5      Approval of Shareholders

Seller being the only shareholder of the Companies hereby approves of the sale and transfer of the Sold Shares as set out herein.

Article 4
Purchase Price

4.1      Purchase Price

The aggregate purchase price (the “Purchase Price”) to be paid for the Sold Shares shall equal the amount of

(i)                       EUR 540,000,000 (in words: Euro five hundred and forty million)

plus or minus (as the case may be)

(ii)                    the amount of the Net Cash.

4.2      Payment of Purchase Price

(a)                    An amount shall be due and payable in Euro on the Closing Date on account of the Purchase Price being

(i)                        EUR 540,000,000 (in words: Euro five hundred and forty million)

plus or minus (as the case may be)

(ii)                     the estimated Net Cash amount as set out in Schedule 4.2 (a) (the “Estimated Net Cash”),

resulting in an amount to be paid at the Closing of EUR 540,067,000 (the “Closing Payment”).

(b)                    The Closing Payment shall be made free of any costs and charges, value as of the “Closing” Date prior to 11:00 a.m., by wire transfer of immediately available funds to the following bank account of Seller:

Account Holder:	Tchibo Holding AG
Account no:	908613400
Bank:	Dresdner Bank
Bank code:	200 800 00
SWIFT:	DRESDEFF200
IBAN:	DE92200800000908613400.

4.3      Default Payment

If Buyer fails to pay the Closing Payment at the Closing Date, interest at a rate of 8% per annum from and excluding the Closing Date to and including the date of payment shall become due and payable on the Closing Payment, without prejudice to any other rights and remedies of Seller arising from such failure.

4.4      Interest calculation

Any interest payments due hereunder shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

4.5      No Right of Set-Off or Retention

Buyer shall not be entitled to exercise any right of retention or set-off against Seller’s entitlement to the Purchase Price except with respect to indemnification or other claims of Buyer conclusively determined by final court decision or acknowledged by Seller.

4.6      Net Cash

(a)                     The amount of “Net Cash” shall be equal to the consolidated amount as of the Closing Date (end of day) of the Companies and the Subsidiaries of

(i)                       all cash at hand and at bank and cash equivalents within the meaning of Section 266 para. 2 B. IV. HGB (the “Cash”)

less

(ii)                    indebtedness (Verbindlichkeiten) within the meaning of Section 266 para. 3 C. HGB and provisions and accruals (Rückstellungen) within the meaning of

Section 266 para. 3 B. HGB (including tax accrual on an accrued basis for the period up to the Closing Date).

(b)                    The amount of EUR 100,000 prepaid to Dr. Meisser by Athena (the “Meisser Prepayment”), and costs accrued for services of Dr. Meisser from the last invoice date (30 April 2006) until Closing (the “Meisser Claim”), shall not be included in the Net Cash calculation under (a). The Parties shall ensure that Athena sets off claims resulting from the Meisser Prepayment against the Meisser Claim promptly after receipt of the invoice of the Meisser Claim. If the Meisser Claim exceeds EUR 100,000 or the set off is not possible, Athena shall be reimbursed by Seller for the Meisser Claim. Buyer shall further ensure that following the set off described above Athena assigns any remaining claims against Dr. Meisser resulting from the Meisser Prepayment to Seller.

(c)                     For the avoidance of doubt, provisions or accruals will be made in the calculation of the Net Cash despite the fact that the Closing Date does not fall at the end of an accounting period.

4.7      Adjustments on the Closing Payment

(a)                    In the event that in the opinion of Buyer or Seller the Estimated Net Cash is not equivalent to the correct amount of the Net Cash as of Closing, Buyer shall submit to Seller, or Seller shall submit to Buyer, a written statement within a period of two months after Closing, setting out in reasonable detail the proposed adjustment to the Estimated Net Cash. Failing submission of such statement either by Seller or Buyer, the Estimated Net Cash amount shall be final and binding on the Parties and be deemed to be the Net Cash amount for purposes of this Agreement.

(b)                   Seller and Buyer shall use best efforts to jointly determine on the basis of such written statement(s) any adjustments (difference between the estimated amount and the actual amount) that need to be made to the Estimated Net Cash amount, and following agreement on such adjustment, Seller shall promptly pay to Buyer or Buyer shall promptly pay to Seller, as the case may be, the respective adjustment amount together with 4% interest p.a. from and excluding the day of Closing to and including the day of payment.

(c)                    Buyer and Seller shall be each entitled to receive all information reasonably requested by it to ascertain the correctness of the calculation of the Estimated Cash Amount and/or any adjustments proposed by Seller or Buyer.

(d)                   Should Seller or Buyer disagree as to the adjustments pursuant to para. (b), each of Seller and Buyer shall be entitled to request the Institut der Wirtschaftsprüfer in Deutschland e. V. to appoint an independent auditor to determine the amount of Net Cash. Such auditor shall act as expert arbitrator (Schiedsgutachter). The expert arbitrator shall decide after having heard the

Parties. His decision shall be final and binding on the Parties and shall state the amount to be paid by Seller to Buyer or Buyer to Seller, as the case may be, taking into account the Closing Payment already made.

(e)                    Promptly after receipt of the decision of the expert arbitrator, Seller shall pay to Buyer or Buyer shall pay to Seller, as the case may be, the amounts determined by the expert arbitrator, together with 4% interest p.a. from and excluding the day of Closing to and including the day of payment.

(f)                      For the purpose of calculating the adjustment (if any) under this Clause 4.7, any new information becoming available prior to final determination of the adjustment in relation to the correct amount as of the Closing Date of any item to be included in the Net Cash calculation shall be taken into account.

Article 5
Business of Subsidiaries and Trust Arrangements

5.1      Business of Subsidiaries

(a)                    Athena is the legal and beneficial, or beneficial, owner of the trademark “Davidoff” to the extent used for cigarettes and (to the extent permitted) accessories for cigarettes in class 34 (“zur Kennzeichnung von Zigaretten und (soweit genehmigt) Accessoires für den Genuss von Zigaretten”, see Exhibit D to the Athena Trust Agreement) as registered on a world-wide basis, or to be registered following completion of the last, currently pending transfers of trademarks in class 34 from Zino Davidoff SA, in the name of Oettinger Imex AG, Switzerland, or an affiliate thereof (the “Davidoff Trademark”) in accordance with, and subject to the terms and conditions of, an agreement between (inter alia) Oettinger Imex AG and Athena dated 18 June 2002 (the “Athena Trust Agreement”) (copy attached as Schedule 5.1 (a)).

(b)                   Lizino is the legal and beneficial, or beneficial, owner of the trademark “Zino” to the extent used for cigarettes and (to the extent permitted) accessories for cigarettes in class 34 (“zur Kennzeichnung von Zigaretten und (soweit genehmigt) Accessoires für den Genuss von Zigaretten”, see Exhibit D to the Lizino Trust Agreement) as registered on a world-wide basis, or to be registered following completion of the last, currently pending transfers of trademarks in class 34 from Zino Davidoff SA, in the name of Oettinger Imex AG or an affiliate thereof (the “Zino Trademark”) in accordance with, and subject to the terms and conditions of, an agreement between (inter alia) Oettinger Imex AG and Lizino dated 18 June 2002 (the “Lizino Trust Agreement”, copy attached as Schedule 5.1 (b)).

(c)                    Zida holds a world-wide subordinated license to manufacture and market cigarettes under the Davidoff Trademark in accordance with, and subject to the terms and conditions of, the amendment to the license agreement of 2 October/6 November 1997 regarding Davidoff cigarettes, as entered into between Davidoff & Cie SA, Buyer and Zida on 10,18 and 19 March 2003, and a subordinated license agreement entered into between Davidoff & Cie SA and Zida on 3 and 7 October 2003 for registration purposes (copies of such amendment and subordinated license agreement attached as Schedule 5.1 (c)).

5.2      Trust Arrangements

Oettinger Imex AG and/or affiliates thereof are acting as trustees for, and upon instructions by, Athena with regard to the registration, administration, prosecution and enforcement of the Davidoff Trademark, and for, and upon instructions by, Lizino with regard to the registration, administration, prosecution and enforcement of the Zino Trademark, according to the Athena Trust Agreement and the Lizino Trust Agreement.

5.3      Trademark Agreement

Buyer and Guarantor have informed Seller that Buyer, Oettinger Imex AG and certain other parties will enter into an agreement and/or arrangement relating to the Davidoff Trademark and the Zino Trademark (including certain matters in relation to the Athena Trust Agreement and the Lizino Trust Agreement) (the “Trademark Agreement”). The Trademark Agreement has not been disclosed to Seller. The Parties acknowledge and agree that Seller shall not be responsible for the Trademark Agreement and any adverse consequences that may result therefrom, including in relation to the position of Buyer, Guarantor, any of the Companies or any of the Subsidiaries with respect to the Davidoff Tradmark or the Lizino Trademark, provided, however, that the Seller shall not be released from any liability (including without limitation under Section 12 relating to Section 9) that it may incur pursuant to the terms of this Agreement to the extent that such liability would have arisen irrespective of the existence of the Trademark Agreement.

Article 6
Reemtsma License Agreement

Davidoff & Cie SA (as the licensor) and Buyer (as the licensee) are, inter alia, parties to the license agreement of 2 October/6 November 1997 and amendments thereto and an additional agreement of even date with the license agreement (such license agreement, as amended, and such additional agreement, collectively referred to as the “Reemtsma License Agreement”; a copy of the Reemtsma License Agreement is attached as Schedule 6). Under and subject to the terms of the Reemtsma License Agreement Buyer has a worldwide exclusive license to use the Davidoff trademark to produce, market and advertise cigarette products.

Article 7
Closing Condition

7.1      Condition to Closing

(a)                    The obligation of Seller and Buyer to consummate the sale and purchase of the Sold Shares at Closing (as defined below) is subject to the satisfaction of the following condition precedent (“Closing Condition”):

The German Federal Cartel Office (Bundeskartellamt) shall have cleared the transaction (i) either by notifying the Purchaser and/or Seller within the one-month period under Sec. 40 para. 1 of the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen – “GWB”) that the conditions for a prohibition according to Sec. 36 para. 1 GWB are not met, or (ii) by clearing the transaction within the four months period under Sec. 40 para. 2 sentence 2 GWB or within the extended waiting period under Sec. 40 para. 2 sentence 4 no. 1 GWB, or (iii) by permitting the time limits according to Sec. 40 para. 1 or 2 GWB to expire without having served the relevant notices or decisions respectively.

(b)                   The Parties shall promptly inform each other of the satisfaction of the Closing Condition.

7.2      Rescission

(a)                    Provided it shall have used reasonable endeavours to seek fulfilment of the Closing Condition, each of Seller and Buyer is entitled to rescind (“zurücktreten”) this Agreement by giving written notice to the other Party, if the Closing Condition has not been fulfilled within six months from the signing of this Agreement.

(b)                   Buyer is entitled to rescind this Agreement by giving written notice to be received by Seller prior to Closing pursuant to Section 22.1, or by personal delivery to Seller at the Closing, if;

(i)                        any breach of any of the warranties or representations set out in Articles 9 or 17.2, or for any reason a claim under the indemnity in Section 17.5, shall have occurred prior to Closing or would occur at Closing; and/or

(ii)                     Seller shall have breached or failed to fulfil its obligations under Section 11.1,

but only if such breach or breaches, or such reason for an indemnity claim under Section 17.5, (if capable of remedy) to the extent not remedied prior to Closing, would result in a claim or claims of Buyer under this Agreement exceeding in aggregate EUR 50 million (Euro fifty million).

(c)                    If Seller or Buyer rescinds this Agreement pursuant to paragraphs (a) or (b), all rights and obligations of all Parties hereunder shall terminate without any liability (other than for compensation of actual damage caused by breach of this Agreement prior to such termination) of any Party to the other Party, provided, however, that Sections 11.4, 19 and 25 shall remain in full force and effect (to the extent relevant). Seller and Buyer may agree on an extension of the period set out in paragraph (a). If Seller or Buyer elects not to exercise any rights of rescission it may have pursuant to paragraphs (a) or (b), such election shall be without prejudice to and shall have no effect upon its rights hereunder (other than the right of rescission), which shall continue in full force and effect.

Article 8
Closing

8.1      Time and Place of Closing

The closing (Vollzug) of the purchase and sale of the Sold Shares hereunder (the “Closing”) shall take place at the offices of Allen & Overy LLP, Hamburg on the sixth Business Day after the Closing Condition has been satisfied, or at such other time or place as Buyer and Seller may mutually agree (the “Closing Date”).

8.2      Actions at Closing

At Closing, Seller and Buyer shall take, or cause to be taken, the following actions, which shall be taken simultaneously (Zug um Zug):

(i)                       execution by Seller and Buyer of a notarial deed, substantially in the form attached hereto as Schedule 8.2 (i), concerning the transfer of the Sold Share I and Sold Share II;

(ii)                    execution by Seller and Buyer of transfer document, substantially in the form attached hereto as Schedule 8.2 (ii), concerning the transfer of the Sold Shares III;

(iii)                 delivery by Seller to Buyer of the duly signed resignation letters of the relevant persons as set out in Section 11.3;

(iv)                payment by Buyer of the Closing Payment as set out in Section 4.2; and

(v)                   execution by Seller and Buyer of a closing protocol, substantially in the form attached hereto as Schedule 8.2 (v).

Article 9
Representations and Warranties of Seller

Seller represents and warrants to Buyer in the form of an independent guarantee (Section 311 German Civil Code) that the statements set out in this Article 9 are true and correct as of the date hereof and will be true as of Closing, on the basis of such laws and regulations as are in force at the date hereof or the Closing Date, respectively, provided, however, that

(i)                       representations and warranties which are subject to Seller’s knowledge or awareness shall only be true and correct as of the date hereof;

(ii)                    representations and warranties which are expressly made as of a specific date shall be true and correct only as of such date;

(iii)                 any provisions of this Agreement relating to the consequences of a breach of any of the representations or warranties, including the provisions of Article 12 and the limitations set out in Sections 12.1 to 12.8 (to the extent they apply to a breach of the representations and warranties), form an integral part of this guarantee (Inhalt des Schuldverhältnisses/Bestandteil der Garantieerklärung), and this guarantee is only given subject to such provisions and limitations;

(iv)                none of the representations and warranties contained herein takes into account the Trademark Agreement (which has not been disclosed to Seller), and nothing contained in the Trademark Agreement can be invoked as a basis a for breach by Seller of any such representations or warranties.

9.1      Organization of Seller and CODE Group

(a)                    Each of Seller, and each of the Companies, and each of the Subsidiaries, is a limited liability company or corporation or limited partnership duly organized and validly existing under the laws of its respective jurisdiction and has all requisite corporate power to carry on its business as now conducted.

(b)                   Each member of the CODE Group is identified in Article 2, and no member of CODE Group holds any interests in any company or entity other than set out in Article 2.

(c)                    The Companies and the Subsidiaries are not party to equity joint venture agreements or silent partnership agreements or, as regards the Companies and the Subsidiaries domiciled in Germany, affiliation agreements (Unternehmensverträge).

9.2      Ownership of the Sold Shares; Shareholdings

(a)                    The information regarding the Companies and the Subsidiaries set out in Article 2 is correct. The Sold Shares and all shares or partnership interests held by the Companies as set out in Section 2.4, are free and clear of any Encumbrances, except for rights under statutory law. No member of the CODE Group is obliged to issue any securities other than to the Companies or a Subsidiary.

“Encumbrances” shall mean any mortgage, pledge, lien, option, right of pre-emption or other right of third parties in relation to the relevant asset, assignment by way of security or any agreement to create any of the foregoing.

(b)                   The Sold Shares and all other shares of the Subsidiaries are duly authorized and validly issued, and the Sold Shares are fully paid and the relevant capital contribution (Stammkapital and Einlagen pursuant to Section 172 para. 1 HGB) has not been paid back. The Sold Shares and all other shares or partnership interests of the Subsidiaries are non-assessable (i.e. there is no shareholder obligation to make an additional capital contribution).

(c)                    The Companies and the Subsidiaries do not hold or own any securities (Beteiligungen) in any corporation other than shares in a Subsidiary.

9.3      Authorization of Seller, Non-Contravention, Insolvency

(a)                    The execution and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller, and this Agreement constitutes a valid and binding agreement of Seller.

(b)                   The execution and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency or official other than the compliance with any applicable requirements under merger control laws.

(c)                    The execution and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate Seller’s articles of association, (ii) assuming compliance with any applicable requirements under merger control laws, violate any applicable law, rule, regulation, judgement, injunction, order or decree, or (iii) require any consent or other action by any third party, or constitute a default, under any agreement or other instrument binding upon Seller.

(d)                   No insolvency or similar proceedings concerning any of the Companies or any of the Subsidiaries, or the assets of any of them, have been instituted (Eröffnung des Insolvenzverfahrens) and no circumstances exist which could, pursuant to the Insolvency Code (Insolvenzordnung) or comparable laws of other relevant jurisdictions, give rise to the institution of insolvency or similar proceedings concerning any of the Companies or any of the Subsidiaries, or the assets of any of them.

9.4                  Financial Statements

Buyer has been provided with copies of financial statements of the Companies and the Subsidiaries for the fiscal year ending on 31 December 2005. Such financial statements have been prepared in accordance with German GAAP, and for ZIDA in accordance with Swiss FER, consistently applied and without changing the valuation principles (Bilanzkontinuität), in each case unless shown otherwise in the notes to the financial statements. As of the dates as of which they were prepared, the financial statements present, in accordance with Section 264 para. 2 sentence 1 HGB, German GAAP and the pertinent provisions of the HGB, and in relation to Zida in accordance with Swiss FER, a realistic view of the assets, financial and profit situation (ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage).

9.5                  Business Activities, No undisclosed liabilities

(a)                    Except to the extent disclosed in Schedule 9.5 (a) and under Articles 2, 5 and 6, and other than pursuing their business activities as holding companies as specifically set out in this Agreement, the Companies and the Subsidiaries are not pursuing and have at no time pursued any business activities, and, save as aforesaid, have not traded and are not trading.

(b)                   None of the Companies nor any of the Subsidiaries will, as of the Closing Date, have any liability or obligation of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which would be required by German GAAP to be included, as indebtedness (Verbindlichkeit), accrual (Rückstellung) or contingent liabilities (Haftungsverhältnisse und/oder Eventualverbindlichkeiten) in a consolidated balance sheet of CODE Group as of the Closing Date or disclosed in the notes thereto (had all relevant facts (including without limitation the outcome of any relevant proceedings or processes in relation to such facts) been known at the time of preparing such consolidated balance sheet and notes thereto), other than:

(i)                        liabilities included, as indebtedness (Verbindlichkeit), accrual (Rückstellung) or contingent liabilities (Haftungsverhältnisse und/oder Eventualverbindlichkeiten) in the financial statements of the companies of CODE Group for the fiscal year 2005 or to the extent disclosed in the notes thereto;

(ii)                     liabilities to the extent disclosed in Schedule 9.5 (b);

(iii)                  liabilities to the extent otherwise disclosed in this Agreement, or

(iv)                 liabilities to the extent taken into account in the calculation of Net Cash.

9.6                  Intellectual Property Rights

(a)                    “Intellectual Property Rights”shall mean all registered intellectual property rights (together with all applications for the grant of any of these rights) anywhere in the world, and whether used or currently not in use, including patents and trademarks.

(b)                   The information set out in Articles 5 and 6 is correct, and the Schedules to Articles 5 and, to Seller’s knowledge, 6 contain true and complete copies of the agreements purported to be disclosed in such Schedules. Such information and the Schedules to Articles 5 and 6 are deemed disclosed in relation to this Section 9.6.

(c)                    Schedule 9.6 (c) contains a complete and accurate list, as of the date hereof, of all Intellectual Property Rights legally and beneficially, or beneficially, owned and used or held for use by any of the Companies or any of the Subsidiaries (the “Owned Intellectual Property Rights”) and all applications for the grant of Owned Intellectual Property Rights, specifying as to each, as applicable:

(i)                        the nature of such Owned Intellectual Property Right; and

(ii)                     if applicable, the jurisdiction in which such Owned Intellectual Property Right has been registered or in which an application for such issuance or registration has been filed and the registration or application numbers.

All registrations of Owned Intellectual Property Rights are or, following completion of the last, currently pending transfers of trademarks in class 34 from Zino Davidoff SA, will be in the name of Oettinger Imex AG or affiliates thereof and held on trust for Athena or Lizino pursuant to the Athena Trust Agreement and the Lizino Trust Agreement.

(d)                   Athena or Lizino are the sole legal and beneficial, or beneficial, owners of the Owned Intellectual Property Rights set out in Schedule 9.6 (c), subject to such arrangements as are set out in Article 5 or Article 6 and the Schedules thereto, and none of the Companies or the Subsidiaries have entered into any agreements with third persons pursuant to which any such Owned Intellectual Property Rights may be terminated or assigned.

(e)                    The Companies and the Subsidiaries and/or their trustees, respectively, have complied in all material respects with all formalities and paid (or arranged to have paid) all fees that are due and have, in accordance with the Athena Trust Agreement and the Lizino Trust Agreement,

(i)                        carried out all necessary actions which a prudent businessman would take, taking into consideration the economic significance of the relevant Intellectual Property Rights, to protect and enforce the Owned Intellectual Property Rights, and

(ii)                     administered such rights in the ordinary course of business.

(f)                      Except to the extent disclosed in Schedule 9.6 (f), and except as set out in the following sentence, to Seller’s knowledge the Owned Intellectual Property Rights are not being breached by any third party. Seller has informed Buyer that there exists a large number of forgeries and unauthorized use of the Owned Intellectual Property Rights of minor significance, in particular in Asia (which in part have been pursued by Buyer as licensee of the Davidoff Trademark) which (except to the extent pursued by Buyer) to Seller’s knowledge are not reasonably expected to result in a loss or damage in excess of EUR 75,000 in the individual case.

(g)                   Except to the extent disclosed in Schedule 9.6 (g) and except for the pending proceedings instigated by the French model Delubac conducted by Buyer, the use of Owned Intellectual Property Rights by the CODE Group or (in compliance with the Reemtsma License Agreement assuming the Reemtsma Licence Agreement is in full force and effect) by the Buyer or its affiliates does not violate the rights of any third parties.

(h)                   Except to the extent disclosed in Schedule 9.6 (h), as of the date hereof no Owned Intellectual Property Right is subject to any outstanding judgement, injunction, order, decree, agreement or other encumbrance restricting the use thereof by CODE Group and/or the use thereof (in compliance with the Reemtsma Licence Agreement assuming the Reemtsma Licence Agreement is in full force and effect) by Buyer or its affiliates or restricting the licensing or sub-licensing thereof by CODE Group or by Buyer or its affiliates (in accordance with the Reemtsma Licence Agreement assuming the Reemtsma Licence Agreement is in full force and effect) to any third party.

(i)                       Except to the extent disclosed in Schedule 9.6 (i), no rights in respect of Owned Intellectual Property Rights have been granted by or on behalf of any member of CODE Group to any third party.

9.7                  Agreements

(a)                    Except to the extent disclosed in Articles 5, 6 and Schedule 9.7 (a), the

Companies and the Subsidiaries are not a party to any agreements.

(b)                   Except to the extent otherwise disclosed in Schedule 9.7 (b), the Athena Trust Agreement and the Lizino Trust Agreement (together, the “Material Agreements”) are in full force and effect, and none of the Companies, none of the Subsidiaries or, to Seller’s knowledge, any other party thereto is in default or breach under any such agreement.

(c)                    Except to the extent disclosed in Schedule 9.7 (c), no event or circumstance exists which would allow any party to any Material Agreement to terminate any Material Agreement or to demand early or additional payment of any amount under the Material Agreements as a result of the transaction contemplated in this Agreement.

(d)                   Athena is not in breach of the Reemtsma License Agreement such as to result in any third party liability (i.e. a liability of Athena or Buyer or any of its affiliates to any party other than Buyer or any of its affiliates).

9.8                  Governmental Approvals, Compliance with Law, Grants

(a)                    The Companies and the Subsidiaries have obtained all governmental licenses, authorizations, permits, consents and approvals required to carry on their business as conducted as of the date hereof (“Governmental Permits”). No Governmental Permit has been revoked from any of the Companies or any of the Subsidiaries and Seller is not aware of any facts which may result in the cancellation or revocation of any Governmental Permit. The Parties acknowledge and agree that this Section 9.8 (a) does not relate to tobacco rules and regulations.

(b)                   Except to the extent disclosed in Schedule 9.8 (b), the business of the Companies and each Subsidiary is conducted in compliance with all applicable laws, regulations, and Governmental Permits, except where the failure so to comply would not have a material adverse effect on the business of any of the Companies or any of the Subsidiaries.

(c)                    The Companies and the Subsidiaries have not received any public grants.

9.9                  Litigation

(a)                    Except to the extent disclosed in Schedule 9.9 (a), as of the date hereof,

(i)                        none of the Companies nor any of the Subsidiaries is involved in any lawsuit, litigation or arbitration proceedings before any state court, arbitrator or any governmental body, agency or official;

(ii)                     no such lawsuit, litigation or arbitration proceedings as referred to in (i) has been threatened in writing against any of the Companies or any of the Subsidiaries; and

(iii)                  none of the Companies nor any of the Subsidiaries is subject to any governmental or court order or decree that limits its ability to operate its business in the ordinary course.

(b)                   Except to the extent disclosed in Schedule 9.9 (b), as of the date hereof none of the Companies nor any of the Subsidiaries are the subject of any investigation, inquiry or enforcement proceedings by any governmental or administrative authority or other regulatory body and no such investigation, inquiries or enforcement proceedings have been threatened in writing against any of the Companies or any of the Subsidiaries.

9.10           Employees and the Labour Matters

CODE Group does not employ and has not employed any employees.

9.11           Finders’ Fees

No member of the CODE Group has any obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to any of the transactions contemplated by this Agreement.

9.12           Balances with Tchibo

Except to the extent disclosed in Schedule 9.12, as of the Closing Date, there will be no outstanding credit or debit balances of any member of the CODE Group with members of Seller’s group (other than CODE Group).

9.13           Conduct of Business since 1 January 2006

Except to the extent disclosed in Schedule 9.13, and except for any transactions contemplated by or any facts or events as are set out in this Agreement, in the period between 1 January 2006 and the date hereof, the business of the Companies and the Subsidiaries has been operated in the ordinary course in a manner consistent with past practice and (whether or not in the ordinary course) there has not been:

(i)                       any declaration, setting aside or payment of any dividend or other distribution (including the repayment of reserves) with respect to any shares of any of the Companies or any of the Subsidiaries;

(ii)                    any repurchase, redemption, repayment or other acquisition by any of the Companies or any of the Subsidiaries of any outstanding shares or other securities of any of the Companies or any of the Subsidiaries;

(iii)                 the incurring, assumption or guarantee by any of the Companies or any of the Subsidiaries of any indebtedness for borrowed money other than indebtedness incurred or assumed towards any member of CODE Group,

(iv)                any making of any loan, advance or capital contributions to any company, entity or other person (other than a member of CODE Group);

(v)                   any capital expenditures, or binding commitments for capital expenditures;

(vi)                any acquisition, disposal, transfer, lease, license, creation of any Encumbrance over, or other binding commitments with respect to, any Owned Intellectual Property Rights or

(vii)             agreed or committed to do any of the foregoing.

9.14           Real Property

The Companies and the Subsidiaries do not own or lease and have not owned or leased any real property.

9.15           No Other Representations and Warranties

Seller makes no representation or warranty and gives no guarantees with respect to the Sold Shares, the CODE Group, its respective businesses and the transactions contemplated hereby, except as set out in this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that, except as set out in this Agreement, Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business and operations of CODE Group or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to CODE Group or its respective businesses or operations.

Article 10
Representations and Warranties of Buyer

Buyer represents and warrants to Seller in the form of an independent guarantee (Section 311 German Civil Code) that the statements set out in this Article 10 are true and correct as of the date hereof and except as indicated otherwise in the relevant representation or warranty, will be true as of Closing, provided, however, that any provisions of this Agreement relating to the consequences of a breach of any of these representations or warranties of Buyer, including the provisions of Article 13 (to the extent they apply to a breach of the representations and warranties of Buyer), form an integral part of this guarantee (Inhalt des Schuldverhältnisses/Bestandteil der Garantieerklärung), and this guarantee is only given subject to such provisions and limitations.

10.1           Authorization of Buyer, Non-Contravention

(a)                    Buyer is a limited liability company duly organized and validly existing under the laws of Germany and has all requisite corporate power and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each Nominee is a corporation duly incorporated, validly existing under the laws of its domicile (Sitz)and with all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business.

(b)                   The execution and performance by Buyer and the performance by the Nominee(s), if any, of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer and the Nominee(s), if any, and have been duly authorized by all necessary corporate action on the part of Buyer and the Nominee(s), if any. This Agreement constitutes a valid and binding agreement of Buyer.

(c)                    The execution and performance by Buyer and the performance by the Nominee(s), if any, of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency or official other than the compliance with any applicable requirements under merger control laws.

(d)                   The execution and performance by Buyer and the performance by the Nominee(s), if any, of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the articles of association of Buyer and the Nominee(s), if any, (ii) assuming compliance with any applicable requirements under merger control laws, violate any applicable law, rule, regulation, judgement, injunction, order or decree to which Buyer or any Nominee is subject, or (iii) require any consent or other action by any third party, or constitute a default, under any agreement or other instrument binding upon Buyer or any Nominee.

10.2           Litigation

At the date of this Agreement, there is no action, suit, investigation or proceeding pending against, or to Buyer’s knowledge threatened in writing against, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

10.3           Financial Capability

Buyer has, or will have prior to or at the Closing, sufficient immediately available funds or binding and unconditional financing commitments to enable it to pay the

Purchase Price for the Sold Shares or secure payment of the relevant portions of the Purchase Price by each Nominee.

10.4           Finders’ Fees

Buyer or any Nominee does not have any obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to any of the transactions contemplated by this Agreement for which Seller could become liable.

10.5           No Knowledge of Breach

To Buyer’s actual knowledge, at the date hereof, there exist no facts or matters which Buyer actually knows constitute a breach (taking into account all of the provisions of this Agreement) of a representation or warranty made by Seller under Sections 9.6 or 9.7.

Article 11
Covenants

11.1           Conduct of Business until Closing

From the date hereof until the Closing, Seller shall ensure, to the fullest extent legally permissible, that the Companies and the Subsidiaries (i) conduct their businesses in the ordinary course consistent with past practice, and (ii) preserve intact their business organizations and relationships with third parties. Irrespective of the foregoing, from the date hereof until the Closing, except to the extent disclosed in Schedule 11.1 or contemplated by this Agreement or with the prior written approval of Buyer, Seller shall ensure that each of the Companies and the Subsidiaries, to the fullest extent legally permissible, do not:

(i)                       adopt any change in its certificate of incorporation, articles of association or bylaws (other than in respect of matters contemplated by this Agreement);

(ii)                    amend the terms of any outstanding or issued shares or securities of any of the Companies or any of the Subsidiaries or vary the rights attached to them;

(iii)                 enter into any corporate restructuring, any voluntary liquidation or dissolution or make any capital contribution;

(iv)                merge or consolidate with any other person or buy, lease, license or otherwise acquire any businesses or any assets, property or real estate from any person;

(v)                   amend any Material Agreement or enter into any contract or binding commitment (except with Seller’s consent not to be unreasonably withheld);

(vi)                employ any person;

(vii)             take any of the steps or do any of the things set forth in Section 9.13;

(viii)          agree or commit to do any of the foregoing.

11.2           Access to Information

(a)                    After the Closing, Buyer will afford promptly to Seller and its representatives reasonable access to, and allow them to make copies of, books of account, financial and other records (including, without limitation, accountant’s work papers), information, employees and, so far as it is able to procure, auditors of the Companies and the Subsidiaries to the extent necessary for Seller in connection with any audit, investigation, dispute or litigation relating to CODE Group or this Agreement or the transactions contemplated herein; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer or CODE Group and provided that Seller shall treat all such books, records and information, and information obtained from such employees, as confidential.

(b)                   In the period between the date of this Agreement and the Closing Date Seller shall afford promptly to Buyer and its representatives reasonable access to information of the Companies and the Subsidiaries to the extent necessary for Buyer in connection with this Agreement and the transactions contemplated herein provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller or the CODE Group.

(c)                    Seller shall promptly disclose to Buyer, and Buyer shall promptly disclose to Seller, in writing any matter or circumstance known to them prior to Closing which might entitle Buyer or Seller to rescind this Agreement under Section 7.2.

11.3           Resignations

At Closing, Seller will deliver to Buyer the resignations, effective at or prior to the Closing Date, of the persons listed in Schedule 11.3 in their respective capacities.

11.4           Confidentiality/Public Announcement

(a)                    The Parties will keep the contents of this Agreement and the matters contemplated hereby confidential, unless the disclosure of this Agreement is required by applicable law or the applicable listing rules of any securities exchange. Any public announcement and/or press statement to be made after the signing of this Agreement in respect of this Agreement or the matters contemplated hereby shall be agreed between Buyer and Seller in advance.

(b)                   Each Party shall be entitled without the consent of the other Parties, to make disclosures and public announcements with the minimum contents required by law or the applicable listing rules of any securities exchange.

11.5           Filings under Merger Control Laws; Other Regulatory Requirements

(a)                    Buyer (and where separate filings of Seller or joint filings are required by law as referred to below, Seller) shall use all reasonable endeavours to ensure that any filings to be made with competent anti-trust authorities in Germany shall be made as soon as practicable, and in any event within any applicable statutory time limits, after execution of this Agreement. Such filings shall be made by Buyer on behalf of Buyer and, upon Seller’s request and where Seller is also responsible under the local law, also on behalf of Seller and the CODE Group. If separate filings are made, Seller shall, to the extent reasonably practicable, make such filings in substantially the same form as Buyer’s filings. Seller shall closely cooperate with Buyer and provide all reasonable assistance in the preparation of such filings and in the conduct of the proceedings. Buyer and Seller shall provide each other promptly with copies of any correspondence with the anti-trust or other governmental authorities and with copies of any written statement, order or decision of such authorities.

(b)                   Buyer and Seller shall closely cooperate in any discussions and negotiations with the competent authorities and shall in good faith pursue the objective of obtaining expeditious clearance for the transactions contemplated by this Agreement. Representatives of Seller and Buyer shall be given opportunity to participate in any meetings with the merger control authorities. If the competent authority is prepared to grant its approval of the transaction as notified only subject to compliance with specific commitments or conditions to be imposed upon Buyer, it shall not unreasonably refuse to make such commitments or to accept such conditions. Neither Buyer nor Seller shall be under any obligation to appeal any decision by the competent anti-trust authority.

11.6           Payment of Reemtsma license fee/Distribution of Cash

The Parties hereby agree that the surplus cash of CODE Group shall be transferred to Seller prior to Closing in accordance with the following and to the extent legally permissible:

(a)                    As part of the cash management system operated by CODE Group, the Subsidiaries have transferred surplus liquidity to the Company, and the

Company has invested such amounts with financial institutions.

(b)                   Buyer has undertaken to pay the Accrued Reemtsma License Fee to Athena in accordance with Section 11.8 (c).

(c)                    Athena and Lizino shall waive their claim for repayment of the amounts they have transferred to the Company in accordance with (a) in an amount of EUR 31,779,530 (Athena) and EUR 1,319,068 (Lizino), and Athena shall transfer the Accrued Reemtsma License Fee received from Buyer to the Company as a distribution (Ausschüttung).

(d)                   The Company shall pay the amount of EUR 48,300,000 plus the amount of the Accrued Reemtsma License Fee (to the extent received from Buyer) to Seller as a direct payment out of the capital reserves (Ausschüttung aus der Kapitalrücklage).

(e)                    Buyer shall procure that no action is taken following Closing resulting in the equity of the Company (Eigenkapital pursuant to Section 266 para. 3 A. HGB) falling below the amount of the stated share capital (Stammkapital) as of the end of the first fiscal year ending after Closing.

11.7           Transfer of patents relating to coffee business

Seller shall ensure that the Company and/or the Subsidiaries have as of Closing divested of the patents listed in Schedule 11.7 and that no member of the CODE Group retains any current or future rights or obligations under or in connection with the patents listed in Schedule 11.7 (except for legal recording and bookkeeping purposes).

11.8           Reemtsma License Agreement/License Fees

(a)                    Buyer will not invoke or exercise its pre-emptive right under the Reemtsma License Agreement at the occasion of the transactions contemplated herein.

(b)                   Buyer, Seller, Davidoff & Cie, Oettinger Imex AG, Zino Davidoff SA, and Dr. David Meisser and parties related to each of them, have had, between each other, certain disputes relating to the Reemtsma License Agreement, the Athena Trust Agreement and the Lizino Trust Agreement, as documented in correspondence exchanged prior to the date hereof and as expressly discussed at meetings attended prior to the date hereof by Seller, and Buyer and/or Guarantor. Each of Buyer and Seller undertakes that it and its related parties will not pursue such disputes following Closing and hereby waive any and all claims in relation to such disputes with effect from Closing.

(c)                    Buyer shall pay to Athena at least four Business Days prior to the anticipated Closing Date all license fees (irrespective of whether they are due and payable under the Reemtsma License Agreement) which are attributable on a pro rata temporis basis to the period until the anticipated Closing Date, and calculated on the basis of the amount of the license fee payable for the last complete license fee payment period before Closing (the “Accrued Reemtsma License Fee”).Seller confirms (on behalf of itself and Athena) that such payment shall be in full and final settlement of all license fees owing under the Reemtsma Licence Agreement in respect of the periods up to the Closing Date.

Article 12
Indemnification by Seller

12.1              In the event of a breach of any representation or warranty within the meaning of Article 9, covenant or agreement of Seller contained in this Agreement, except for any claims of Seller relating to Tax (which shall exclusively be subject to Article 17 except to the extent explicitly stated in Section 12.8, and Section 17.5 in connection with Section 12.6 (a)), and always subject to the provisions contained in Articles 12 and 14 to 16, the following shall apply:

(a)                    Seller shall restore the condition that would have prevailed had the respective representation and/or warranty been true and/or the respective covenant or agreement not been breached (Section 249 para. 1 German Civil Code) (Naturalrestitution).

(b)                   Buyer may claim monetary damages (Schadensersatz in Geld)

(i)                        after having set an adequate period for restoring such condition by announcing that it will no longer accept restoration, following expiration of such period; in this case, upon expiration of the period, the claim for restoration is excluded, Section 250 of the German Civil Code;

(ii)                     to the extent physical restoration is not possible or not sufficient to compensate Buyer, Section 251 para 1 of the German Civil Code.

Seller may choose monetary damages if physical restoration would require excessive expense, Section 251 para. 2 sentence 1 of the German Civil Code.

(c)                    For purposes of determining the scope of restoration or monetary damages as referred to in Sections 12.1 or 12.2, any losses or damages suffered by any of Buyer’s affiliates (including the members of the Code Group) deriving from its use of, or limitations on its use of, the Davidoff Trademark shall be deemed to be a loss or damage suffered by the Buyer and shall be compensated hereunder if and to the extent such loss or damage of Buyer would be compensated hereunder.

(d)                   In case Buyer demands monetary damages from Seller, Seller shall pay to Buyer (or, as the case may be, and following the direction of the Buyer to any of its affiliates (including the relevant member of the Code Group)) the monetary amount that is necessary to put Buyer and/or its affiliates (including all members of the CODE Group) in the financial position that would have existed had the relevant representation and/or warranty been true and/or the respective covenant or agreement not been breached.

12.2              Buyer’s claim for damages shall include reasonable external costs and expenses. It shall further include lost profits in accordance with Section 252 of the German Civil Code, but in relation to damages arising solely out of a breach of any representation or warranty within the meaning of Article 9 shall exclude

(a)                    consequential damages, including lost profits, of Buyer and/or its affiliates (other than the lost profits and external costs and expenses of all the members of the CODE Group and other than the lost profits and external costs and expenses of Buyer and/or its affiliates arising from or relating to the Davidoff Trademark or sales of Davidoff cigarettes), and

(b)                   reputational damages.

12.3              For purposes of determining Buyer’s claim for damages, the general principles of compensation of losses by current or future benefits (Vorteilsansgleich), of contributory causation or fault (Mitverursachung/Mitverschulden) and of loss mitigation (Schadensminderungspflicht) shall apply.

12.4              Seller shall not be liable for any damages arising from a breach of a representation and warranty within the meaning of Article 9

(a)                    to the extent that the damage is reflected as a write-off, value adjustment, liability, provision or accrual in the calculation of Net Cash, or

(b)                   given at Closing if and to the extent such damage was caused by Buyer withholding its consent under Section 11.1.

12.5              Seller shall only be liable to Buyer for the breach of any representation or warranty within the meaning of Article 9

(a)                    with respect to any such breach relating to an individual fact or matter, if the damage arising from such breach exceeds an amount of EUR 75,000, (and for such purposes breaches arising from the same fact or matter shall be deemed a single breach), and

(b)                   if the damage arising from all such breaches above the threshold defined in (a) exceeds an aggregate amount of EUR 2,000,000 (two million).

In the event that the conditions set out in (a) and (b) are met, Seller shall be liable for the entire damage caused and not just the amount in excess of such amount of EUR 75,000 and the aggregate amount of EUR 2 million (it being understood that Seller will not be liable for a breach as defined in (a) resulting in a damage not exceeding EUR 75,000). This section 12.5 shall not apply to any damage arising from breaches of Sections 9.1, 9.2and 9.3 (a) to (c).

12.6              In no event shall

(a)                    the aggregate total liability of Seller in connection with this Agreement and the transactions contemplated herein exceed 100% of the Purchase Price,

(b)                   the aggregate total liability of Seller in connection with any breach of representations or warranties within the meaning of Article 9, other than a breach of Sections 9.1 to 9.3, 9.5 to 9.7 and 9.12, exceed 25% of the Purchase Price, and

(c)                    the aggregate total liability of Seller in connection with any breach of the representations or warranties within the meaning of Article 9 relating to the ability to use the Davidoff Trademark in any, several or all of the countries listed in Schedule 12.6 (c), exceed 10% of the Purchase Price.

12.7              Seller shall not be liable for damages arising from a breach of a representation and warranty within the meaning of Article 9 if and to the extent that the facts or matters giving rise to such breach have been disclosed in this Agreement or the Schedules hereto. Except as set out in the preceding sentence, Section 442 of the German Civil Code (BGB) shall not apply.

12.8              Payments to be made by Seller pursuant to Sections 12.1 and 17.5 constitute in the relationship between Seller and Buyer a reduction of the Purchase Price and, to the extent they are made (at the Buyer’s direction) directly to a member of CODE Group, in the relationship between Buyer and such member a capital contribution (Einlage) on behalf of Buyer. Payments by or on behalf of Buyer pursuant to Section 17.4 constitute in the relationship between Seller and Buyer an increase of the Purchase Price.

12.9              The limitations under this Article 12 (except for Section 12.6) and Article 14 shall not apply to any claim for specific performance (Erfüllung von Hauptleistungspflichten) pursuant to this Agreement.

12.10        Seller shall not be liable for a breach of the representations and warranties in Article 9 to the extent that any damages arising from such breach are attributable to the fact that Buyer or its affiliates have not used Owned Intellectual Property Rights in certain territories (as listed in Schedule 12.6 (c)) prior to Closing.

Article 13
Indemnification by Buyer

Subject to the provisions contained in Articles 14 to 16, in the event of a breach of any representation or warranty, covenant or agreement of Buyer, Buyer shall put Seller in the position that would have existed had the relevant representation and/or warranty been true and/or the respective covenant or agreement not been breached. Sections 249, 250 of the German Civil Code shall apply, provided, however, that losses which arise solely out of a breach of a representation or warranty of Buyer under Article 10 shall exclude consequential damages, lost profits and reputational damages. Buyer’s aggregate liability shall be limited to 100% of the Purchase Price. For purposes of determining Seller’s claim for damages, the general principles of compensation of losses by current or future benefits (Vorteilsausgleich), of contributory causation or fault (Mitverursachung/ Mitverschulden) and of loss mitigation (Schadensminderungspflicht) shall apply.

Article 14
Limitation Periods

14.1     All representations and warranties of Seller or Buyer (including all claims and remedies with respect thereto) shall be time-barred (verjährt) on the later of (i) 30 June 2008 and (ii) in respect of a claim for breach of a representation and warranty, the day falling three months after the delivery on or before 30 June 2008 by Buyer to Seller of a notice of such claim in accordance with Section 15.1 (i) (but not later than 30 September 2008), except for

(i)        claims relating to Sections 9.1, 9.2 and 9.3 which shall be subject to a limitation period of ten years after the Closing Date,

(ii)       claims relating to Sections 9.6 and 9.7 which shall be subject to a limitation period of 5 years after the Closing Date,

(iii)      the representations, warranties and indemnities under Article 17 (Taxes), which shall be time-barred as set out in Section 17.7 below.

14.2     Unless expressly otherwise provided in this Agreement, all other covenants and agreements by and between the Parties shall be time-barred upon the expiration of a period of four years after the Closing Date.

14.3     Any limitation period pursuant to this Agreement shall re-commence (neu beginnen) or shall be extended (gehemmt) in accordance with the applicable provisions of German law. In case of a re-commencement of the limitation period (Neubeginn der Verjährung, Section 212 German Civil Code) the new limitation period shall be the longer of six months or the remainder of the initial limitation period.

Article 15
Indemnification Procedures

15.1     In the event of a breach of a representation, warranty or covenant of Seller or Buyer (an “Indemnifying Party”) contained in this Agreement, any Party to be indemnified and held harmless hereunder (the “Indemnified Party”), shall notify the Indemnifying Party of any breach as soon as reasonably practicable after becoming aware of such breach, describe its claim in reasonable detail (as available) and, to the extent then reasonably feasible, set out the estimated amount of such claim.

15.2     In the event that any claim or demand of a third party for which an Indemnifying Party may be liable under this Agreement is asserted against an Indemnified Party (and/or, if Buyer is the Indemnified Party, any member of CODE Group), the following procedures shall apply:

(i)        The Indemnified Party shall have the right to declare in writing to the Indemnifying Party that it waives unconditionally any right of recourse which it may have in respect of such claim or demand against the Indemnifying Party, in which case the conduct of the defence against such claim or demand shall be the sole responsibility of the Indemnified Party.

(ii)       Except where either the Indemnified Party has waived its right of recourse under (i) or the Indemnifying Party assumes the defence in accordance with (iii), it shall be for the Indemnified Party to determine the conduct of the proceedings and to direct the defence, provided that the Indemnified Party shall give the Indemnifying Party, at its own cost, adequate opportunity to take part in the defence of the Indemnified Party or CODE Group (as the case may be) against such claim and consult the Indemnifying Party in relation to the defence of the claim and take into account all reasonable concerns of the Indemnifying Party.

(iii)      In the event that the Indemnifying Party acknowledges in writing to the Indemnified Party that it accepts liability for the relevant third party claim under this Agreement (Anerkennung der Haftung dem Grunde nach), the Indemnifying Party shall have the right, exercised by notice in writing to the Indemnified Party to assume the defence of the Indemnified Party or CODE Group (as the case may be) in respect of such claim and shall, following such notice, have the sole power to direct and control such defence, provided that the Indemnified Party shall have the right at any time to declare in writing to the Indemnifying Party that such assumption or conduct of the defence by the Indemnifying Party would prejudice its (or if Buyer is the Indemnified Party the CODE Group’s) business or commercial interests or goodwill, in which event sub-section (ii) shall apply.

(iv)     If the Indemnifying Party assumes the defence of a third party claim under

(iii), the Indemnifying Party may direct all negotiations and correspondence with the claimant, appoint counsel and request that the claim be litigated or settled in accordance with the Indemnifying Party’s instructions, provided that the Indemnifying Party shall consult the Indemnified Party in relation to the defence of the claim and take into account all reasonable concerns of the Indemnified Party. All cost and expenses incurred by the Indemnifying Party, and all costs of the defence including the costs of counsel appointed by the Indemnifying Party shall be borne by the Indemnifying Party (subject to receiving the benefit of any cost compensation awarded by court judgement), and all costs incurred by the Indemnified Party in relation to being consulted in the course of the defence of the claim shall be borne by the Indemnified Party.

(v)      If the Indemnifying Party assumes the defence of a third party claim under (iii), the Indemnified Party shall not be entitled to settle or acknowledge the claim, or permit any such settlement, or acknowledgement, without the Indemnifying Party’s prior written consent. The Indemnifying Party shall keep the Indemnified Party reasonably informed of its conduct of and negotiations relating to the defence of the claim and shall provide the Indemnified Party with all documentation as the Indemnified Party may reasonably request in connection therewith.

(vi)     Except where the Indemnifying Party has assumed the defence and the Indemnified Party has acted in accordance with paragraph (iii) to (v), the Indemnifying Party shall not be bound by the findings of any court judgement in proceedings to which it has not formally been a party, or by any settlement or waiver or acknowledgement declared by the Indemnified Party, provided that this shall be without prejudice to any claim for a breach of representations, warranty, covenant or indemnity by the Indemnified Party.

(vii)    Except in the event of paragraph (i), the Indemnified Party shall (at the expense of the Indemnifying Party) cooperate (and/or, in the case of Buyer, cause CODE Group to cooperate) with the Indemnifying Party in the defence of any third-party claim, provide the Indemnifying Party’s representatives access, upon reasonable notice and during normal business hours, to all relevant business records and documents and permit the Indemnifying Party and its representatives to consult with the directors, employees and representatives of the Indemnified Party or CODE Group (as the case may be).

15.3     The failure of any Indemnified Party to comply with its obligations under this Article 15 shall not prevent any claim being made under this Agreement by or on behalf of the Indemnified Party but the Indemnifying Party shall not be liable in respect of such claim to the extent that its ability to mitigate the liability shall have been prejudiced by such failure.

Article 16
No Additional Rights or Remedies

16.1     Seller and Buyer agree that the rights and remedies which Seller on the one hand and Buyer on the other hand may have in respect of the breach of a representation, warranty, covenant or agreement contained in this Agreement are limited to the rights and remedies contained herein but without prejudice to any claim for specific performance pursuant to this Agreement. In particular, without limitation, no Party shall have a right to rescind, cancel or otherwise terminate this Agreement or exercise any right or remedy which would have a similar effect, except for the rescission rights set out in Section 7.2.

16.2     Other than the rights and remedies set out in this Agreement and without prejudice to any claim for specific performance hereunder, each Party hereby waives any and all rights and remedies of any legal nature (contractual, quasi-contractual such as culpa in contrahendo, tort or otherwise), including any claims under statutory representations and claims for negligent misrepresentation, which it may otherwise have (in addition to the rights and remedies set out herein) against the other Party in connection with this Agreement or the transactions contemplated thereby.

16.3     The provisions of this Article 16 shall not apply to (i) rights and remedies which Seller may have under applicable law as a result of Buyer’s failure to pay the purchase price or any portion thereof in accordance with this Agreement and (ii) any rights and remedies of any Party against any other Party under applicable law for fraud or wilful misconduct (Vorsatz).

16.4     Without prejudice to Buyer’s rights under Articles 9, 12 and 17, Buyer shall procure (dafür einstehen) that following Closing no claims are asserted by the Companies or any of the Subsidiaries against Seller, any other shareholder of the Companies, or any of their officers, employees or representatives, in connection with action taken, or omitted to be taken, by any such person in their capacity as a shareholder, managing director, officer, member of a board or other body of the Companies or any of the Subsidiaries and shall indemnify Seller or any such other person, as the case may be, against any liabilities, damages and reasonable costs and expenses arising from any such claim asserted by the Companies or any of the Subsidiaries; provided that the provisions of this Section 16.4 shall not apply to a liability for wilful misconduct (Haftung wegen Vorsatzes).

16.5     Seller hereby waives any rights and remedies which it may have against any of the Companies or any of the Subsidiaries or any of their directors, officers or employees (to the extent such directors, officers or employees have a reimbursement claim against any of the Companies or any of the Subsidiaries) in respect of any misrepresentation, inaccuracy or omission in or from information provided for the purpose of assisting Seller to make the representations, warranties, covenants, agreements, guarantees and indemnities contained in this

Agreement or preparing the Schedules hereto.

Article 17
Taxes

17.1    Definitions

The following terms, as used herein, have the following meanings:

“Indemnifiable Tax” means any Tax imposed on, and due for payment (whether before or after the Closing Date) by, any of the Companies or any of the Subsidiaries and not paid or otherwise discharged prior to the Closing Date. For the avoidance of doubt, the reduction of a Tax loss carry forward shall not be considered to be an imposition of Tax.

“Pre Closing Tax Period” means any period ending on or before the Closing Date.

“Tax” means (i) any tax or other like assessment or charge within the meaning of Section 3 of the German Tax Code (Abgabenordnung) or the equivalent in any other relevant jurisdiction (including, but not limited to, withholding on amounts paid to or by any person, and excise or customs duties in respect of tobacco and/or tobacco products), and (ii) all social security contributions, in each case together with any interest, penalty or addition to tax, imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of such tax.

17.2    Tax Representations

(a)       Seller represents and warrants to Buyer that as of the date hereof and except as otherwise disclosed in Schedule 17.2 (a), the Companies and the Subsidiaries have complied with their obligations in relation to Taxes, including the filing of Tax returns and the payment of Taxes in all material respects.

(b)      The Company, Athena and Lizino have been audited for tax years up to and including 2002 and final assessment notices have been issued for these years. No Company or Subsidiary is party to any dispute or appeal with regard to Taxes. No Company or Subsidiary has obtained any Tax ruling. No Company has been a member of a tax group or Organschaft. Seller has informed Buyer that Athena and Lizino have been acknowledged by the tax audit for the years up to 2002 as being asset managing (vermögensverwaltend) and, for tax purposes, not engaged in a trade or business.

17.3    Preparation of Tax Returns and Payment of Tax

Seller shall procure that the Companies and the Subsidiaries will comply with all obligations in relation to the filing of Tax returns and the payment of Taxes until the Closing Date, and Buyer shall procure that the Companies will comply with all such obligations after the Closing Date.

17.4    Tax Refunds

(a)       If any of the Companies or any of the Subsidiaries will receive a Tax refund (a “Tax Refund”) from a Taxing Authority relating to any Pre Closing Tax Period the amount of the Tax Refund shall be paid by Buyer to Seller to the extent that Seller has, at the date of the Tax Refund, made any payment under 17.5, and except to the extent such Tax Refund has already been directly or indirectly included in the Net Cash calculation and has thereby increased the Purchase Price.

(b)      In the event that Seller has made no payment under Section 17.5 at the date of receipt of the Tax Refund, the amount of the Tax Refund shall be set off and reduce any claim of Buyer against Seller, whether asserted at the time of receipt of the Tax Refund or subsequently, under Section 17.5 (but not against any other claim).

(c)       If Seller makes a payment under Section 17.5 on the basis of Tax assessments which are not final and binding, and the amount is eventually paid back (in whole or in part, with or without interest), Buyer shall arrange that the amount of repayment (including interest, if any), is promptly after receipt forwarded to Seller.

17.5    Tax Indemnification

(a)       Subject to the provisions contained in this Article 17 and in Section 12.6 (a), regardless of any disclosures that may have been made by Seller in relation to any Indemnifiable Tax, Seller shall indemnify and hold harmless Buyer, or so far as requested by Buyer, its Nominee, any of the Companies or any of the Subsidiaries from and against

(i)        any Indemnifiable Tax of any of the Companies and any of the Subsidiaries having become due and payable in or being attributable to any Pre Closing Tax Period; an Indemnifiable Tax shall be deemed attributable to a Pre Closing Tax Period if it should have been paid before Closing, or included as a liability or tax accrual in the Net Cash calculation, as though all relevant facts (including without limitation the final outcome of all relevant tax audits) had been known at that time;

(ii)       any liability of any of the Companies or any of the Subsidiaries for

Taxes arising from a breach of any Tax representation and warranty contained in Section 17.2 including any reasonable legal fees incurred in connection with the breach of any Tax representation and warranty in Section 17.2 (a) (only to the extent relating to the filing of tax returns) and 17.2 (b),

(each such case under (i) to (ii) is hereinafter referred to as “Tax Loss”), except to the extent any Tax Loss (A) is the result of a voluntary act of Buyer, any of the Companies or any of the Subsidiaries which is not consistent with the Companies’ or any of the Subsidiaries’ practice (to the extent such practice was in line with applicable law) prior to Closing, or, (B) is the result of Buyer’s request under this Section 17.5 (a) to make a payment to any of the Companies or any of the Subsidiaries (rather than to Buyer).

(b)      Seller shall only be liable to Buyer for any Tax Loss to the extent that such Tax Loss is not reflected as a write off, value adjustment, liability, provision or accrual in the Net Cash calculation.

(c)       Seller shall only be liable to Buyer for any Tax Loss to the extent that such Tax Loss is not mitigated by the net present value of corresponding Tax savings. For the purpose of this Section 17.5 (c), only Tax savings arising for the fiscal years of the Companies and the Subsidiaries up to and including 2016 shall be taken into consideration and the net present value of Tax savings shall be calculated by applying an interest rate of 4.50% per annum.

17.6    Indemnification Procedures

(a)       If, after the Closing, any Taxing Authority informs Seller, on the one hand, or Buyer, any of the Companies or any of the Subsidiaries, on the other, of any notice of a proposed audit, claim assessment or other dispute concerning Taxes with respect to which Seller may incur liability hereunder, then the Party so informed shall promptly notify the other Party of such matter.

(b)      If Buyer becomes aware that a payment is to be made by Seller pursuant to Section 17.5 on account of a Tax Loss, Buyer shall promptly send Seller a notice stating a reasonable estimate of the amount of any Tax Loss and of the indemnity payment requested. The notice referred to in the previous sentence shall be accompanied, so far as practicable, by evidence reasonably necessary to determine the underlying legal and factual situation and the amounts involved.

(c)       Buyer shall

(i)        give, and shall cause the Companies and the Subsidiaries to give,

Seller the opportunity to participate in and give Buyer, any of the Companies or any of the Subsidiaries directions in relation to the conduct of, any audits, disputes, administrative, judicial or other proceedings to the extent they relate to Indemnifiable Taxes for Pre Closing Tax Periods and

(ii)       challenge and litigate at Seller’s expense, or cause the Companies and the Subsidiaries to challenge and litigate at Seller’s expense, any Tax assessment or other decision of any Taxing Authority related to such Indemnifiable Taxes, in each case in accordance with Article 17 and (unless provided for otherwise in this Article 17) Section 15.2, provided that (A) Buyer’s right not to agree to the assumption of defence for business, commercial interests or goodwill reasons under Section 15.2 (iii) shall not apply, and (B) nothing in this Section 17.6 (c) shall require Buyer, any of the Companies or any of the Subsidiaries to act contrary to applicable law and published practice.

(d)      Buyer’s failure to comply with any of its obligations set out in Section 17.6 (a) to (c) shall not prevent a claim being made by Buyer but Seller shall not be liable for a Tax Loss hereunder to the extent that such Tax Loss was increased, or Seller’s ability to mitigate the liability was prejudiced, by such failure.

17.7    Limitation Period

Any obligations of Seller and Buyer under this Article 17 shall be time-barred upon six months after the binding assessment (bestandskräftiger Bescheid) (or the equivalent in any other relevant jurisdiction) of the relevant Tax.

17.8    Cooperation on Tax Matters

Buyer and Seller shall, and shall cause their representatives to, fully cooperate with each other in connection with any Tax matter including the preparation and filing of any Tax return or the conduct of any audit, investigation, dispute or appeal in each case with respect to Indemnifiable Taxes or other Tax matters which a Party claims to be subject to this Article 17. Cooperation between Buyer and Seller shall include (but shall not be limited to) providing and making available all books and records, and the assistance of all officers and employees, of Buyer, Seller or members of CODE Group, necessary or useful in connection with any Tax inquiry, audit, examination, investigation, dispute, litigation or any other tax matter. Buyer agrees to cause the Companies and the Subsidiaries to give Seller reasonable notice prior to transferring, discarding or destroying any such books and records relating to Indemnifiable Taxes or other Tax matters which a Party claims to be subject to this Article 17 and, if Seller so requests, to take possession of such books and records.

Article 18
Assignment

18.1    No Assignment

Except as explicitly contemplated herein, no Party has the right to assign, designate or otherwise transfer this Agreement or any right or obligation hereunder to a third party without the prior written consent of the other Parties.

18.2    Intra-group Assignment

Notwithstanding the provisions of Section 18.1, Buyer may assign the benefit of this Agreement (together with any cause of action arising in connection with it) in accordance with this Section 18.2 to any wholly owned body corporate or undertaking (within the meaning of the English Companies Act 1985, as amended) provided that in any such event:-

(a)       if any such assignee ceases to be a wholly owned body corporate or undertaking (as defined above) such assignee shall forthwith cease to enjoy the benefit of this Agreement which shall revert to Buyer; and

(b)      Buyer and Nominee(s) shall continue at all times to be bound by this Agreement in accordance with its terms save insofar as performed by any such assignee.

Article l9
Costs

19.1    Transfer taxes, other charges, etc.

All transfer taxes (including real estate transfer taxes), stamp duties, and other charges and costs which relate to, or result from, this Agreement and the implementation of the transactions contemplated thereby, and the notarial fees resulting from the signing of this Agreement and the transfer of the Sold Shares at the Closing, shall be borne by Buyer. Seller shall not opt to treat the sale and assignment of the Sold Shares as a supply or service subject to VAT.

19.2    Merger Control Laws, other Regulatory Requirements

Buyer shall bear all filing fees which relate to, or result from, the filings under the merger control laws and in compliance with other regulatory requirements as set out in Section 11.5, except for separate filings (if any) of Seller the fees for which shall be borne by Seller. Each of Buyer and Seller shall bear one half of any other costs and charges which may be incurred in relation to the above.

19.3    Advisors

Each Party shall bear the charges, costs and fees of its own advisors.

Article 20
Entire Agreement/Written Form

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement Changes of this Agreement, including a change of this written form clause, shall require written form, unless a stronger form requirement applies.

Article 21
Severability

21.1     Should any provision of this Agreement be or become in whole or in part invalid or unenforceable, the validity or enforceability of the balance of this Agreement shall not be effected thereby. In this event, the invalid or unenforceable provision shall be deemed to be replaced by a valid and enforceable provision which corresponds to the economic purpose of the invalid or unenforceable provision to the largest extent possible. This shall also apply in the case of any gaps in this Agreement.

21.2     Should any provision of this Agreement be invalid due to its geographical or substantive area of application or the period of application, the respective provision shall be deemed reduced to the maximum permissible scope.

Article 22
Notices

22.1     All notices, requests and other communications to Seller made in connection with this Agreement shall be made in writing and shall be deemed to be validly given or made if sent by registered mail or courier to the following address or such other address as is notified in writing by Seller to Buyer:

TCHIBO Holding AG
Überseering 18
22297 Hamburg
Attn.: Sebastian Biedenkopf

with a copy to:
Hengeler Mueller
Bockenheimer Landstraße 51-53
60325 Frankfurt am Main

Attn,: Klaus-Dieter Stephan

22.2              All notices, requests and other communications to Buyer made in connection with this Agreement shall be made in writing and shall be deemed to be validly given or made if sent by registered mail or courier to the following address or such other address as is notified in writing by Buyer to Seller:

Imperial Tobacco Group PLC.
PO Box 244
Upton Road, Southville
Bristol BS99 7UJ
Attn,: The Company Secretary

with a copy to:

Allen & Overy LLP
Kehrwieder 12
20457 Hamburg
Attn,: Jeremy Parr and Hans Schoneweg

Article 23
Guarantee

Guarantor hereby guarantees the prompt fulfilment and discharge by Buyer of all its obligations and liabilities hereunder in the form of an independent guarantee (Section 311 of the German Civil Code), Guarantor shall be liable under this guarantee to Seller as if it were the primary obligor, provided that Seller shall only be entitled to assert a claim against Guarantor under the guarantee after having requested fulfilment and discharge of the relevant liability or obligation from Buyer and after the expiry of a period of ten Business Days following such request.

Article 24
Interpretation / Schedules / Miscellaneous

24.1              The headings in this Agreement shall not affect the interpretation thereof.

24.2              English terms to which a German translation has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation.

24.3              For the purpose of any disclosure thresholds in the representations and warranties, any reference to EUR shall include the equivalent in any foreign currency at the exchange rate officially determined in Frankfurt a. M. on the date hereof.

24.4              Words such as “hereof”, “herein” or “hereunder” or similar refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement. The term “including” shall mean “including, without limitation”. The term “promptly” shall mean “unverzüglich” as defined in Section 121 German Civil Code. The term “person” shall mean natural persons as well as companies, partnerships and any other form of institution. The term “affiliate” shall mean “verbundene Unternehmen”, Section 15 of the German Stock Corporation Act, ie, for the avoidance of doubt in relation to Buyer, Guarantor and all of its subsidiaries and subsidiary undertakings.

24.5     References to Seller’s or Buyer’s knowledge shall mean the actual knowledge (positive Kenntnis) of the persons listed, separately for Seller and Buyer, in Schedule 24.5.

24.6     The Schedules to this Agreement are an integral part of this Agreement and any reference to this Agreement includes this Agreement and the Schedules as a whole. The disclosure of, or reference to, any matter in this Agreement (including any Schedule thereto) shall be deemed to be a disclosure for all purposes of this Agreement; provided, however, that no disclosure made outside of Article 17 (including any Schedule thereto) shall limit Seller’ liability pursuant to Article 17.

Article 25
Governing Law / Jurisdiction

25.1     This Agreement shall be governed by, and construed in accordance with, the laws of the Federal Republic of Germany.

25.2     The courts in Frankfurt am Main shall have exclusive jurisdiction, to the extent legally permissible, over all disputes arising out of or in connection with this Agreement.

25.3     Buyer hereby appoints as its agent for service of process (Zustellungsbevoll-mächtigter) Hans Schoneweg of Allen & Overy LLP, Hamburg, for all legal proceedings involving Buyer arising out of or in connection with this Agreement, Buyer agrees that any document relating to such legal proceedings may be effectively served on it by service on its agent for service of process. The above agency shall only terminate upon appointment of another agent for service of process incorporated and domiciled in Germany reasonably acceptable to Seller. The replacement appointment as set out in the preceding sentence only becomes effective if and when notified in writing to Seller by Buyer.

25.4     This Agreement is made in the English language, and except as agreed between the Parties, any communication relating to this Agreement shall be made in the English language.

Schedule 4.2 (a)

Estimated Net Cash

Estimated Net Cash for purposes of Section 4.2 (a) (ii):

EUR 67,000 (Euro sixty-seven thousand)(1)

(1)       Taking into account the payment of EUR 48,300,000 (Liquidity Athena EUR 31,779,530 plus liquidity Lizino EUR 1,319,068 plus liquidity Code EUR 15,073,193 plus appr. interest from 1 August to 4 September 2006 EUR 128,209) and the payment of the Accrued Reemtsma License Fee pursuant to Section 11.6 (d).